Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-00000) pertaining to the Share Incentive Plan of Virgin Media Inc. of our reports dated February 21, 2012, with respect to the consolidated financial statements and financial statement schedule of Virgin Media Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Virgin Media Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England
February 21, 2012

The UK firm Ernst & Young LLP is a limited liability partnership registered in England and Wales with registered number OC300001 and is a member firm of Ernst & Young Global Limited. A list of members’ names is available for inspection at 1 More London Place, London SE1 2AF, the firm’s principal place of business and registered office.